As filed with the Securities and Exchange Commission on December 31, 2013
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROYAL BAKERY HOLDINGS, INC.
(Name of Issuer in Its Charter)

Delaware
(State or other jurisdiction of incorporation)
5812		45-2509555
(Primary Standard Industrial Classification Code Number)		(IRS Employer Identification No.)

Royal Bakery Holdings, Inc. 405 Old County Rd. Belmont, CA 94002 (408) 732-3638

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paracorp Inc.
2804 Gateway Oaks Drive Suite 200
Sacramento, CA 95833
(800) 533-7272

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
William S. Rosenstadt
Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Avenue – 14th Floor
New York, NY 10022
Telephone: 212-588-0022
Fax: 212-826-9307

As soon as practicable after this registration statement becomes effective.
Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, par value $0.0001	1,366,333 shares	$1.00	$1.00	$186.37
Total	1,366,333 shares	$1.00	$1.00	$186.37

(1)	Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED December __, 2013

ROYAL BAKERY HOLDINGS, INC.
1,366,333 shares of common stock

Royal Bakery Holdings, Inc. is a development stage company that generated revenues in 2013 through the resale of bakery and bistro products by its subsidiary, Royal Bakery Sourcing and Trading Corp. The Company signed the sub-franchisor agreement with Egg Tart Café United Holdings, LLC (“Egg Tart Café”) on October 3, 2012 and then afterward collected an advanced initial franchise fee payment from Egg Tart Café. This Prospectus relates to an offering of 1,366,333 shares of common stock that is being made by certain of our shareholders. Throughout this Prospectus, we refer to the shares of common stock as the Shares or the Securities.

Our common stock is not traded on any public market and, although we intend to apply to have our common stock quoted on the Over-the-Counter Bulletin Board (through a broker/dealer), we may not be successful in such efforts, and our common stock may never trade in any public market.

The offering price for these securities has been set at $1.00 per common share until our securities are quoted on the OTC Bulletin Board, if they are ever listed.  Subsequent to the quotation of our securities, the shares may be sold at prevailing market prices or at privately negotiated prices pursuant to the Plan of Distribution. There is no guarantee that we will secure a quotation symbol or that there will be a liquid market for our shares.

The selling security holders will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling security holders. We have agreed to bear all expenses, other than transfer taxes of registration, incurred in connection with this offering, but all commission, selling and other expenses incurred by the selling security holders to underwriters, agents, brokers and dealers will be borne by them. There is no minimum amount of securities that may be sold. There are no underwriting commissions involved in this offering. Selling security holders will pay no offering expenses.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be subject to reduced public company reporting requirements.

Investing in the Securities involves a high degree of risk. See "Risk Factors" beginning on page 1 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [__________], 2013.

Offers to sell, and offers to buy, the Shares are being made only in jurisdictions where offers and sales are permitted.

In making a decision whether or not to buy any of the Shares offered by this Prospectus, you should rely only on the information contained in the Prospectus. We have not authorized anyone to provide you with information different from that which is contained in the Prospectus. While the prospectus will be updated to the extent required by law, you should assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate only on the date set forth on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

In this Prospectus, unless the context indicates otherwise, the terms " Royal Bakery", "we", "us" and "our" refer to Royal Bakery Holdings, Inc.

For investors outside the United States: Neither we nor, to our knowledge, any other person has done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this Prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the Shares. Before making any investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Royal Bakery and its Business

Royal Bakery Holdings, Inc. (“Royal Bakery”, “RBH” or the “Company”) was incorporated in the State of Delaware on June 7, 2011. We are currently located at 405 Old County Rd., Belmont, CA.

RBH is a bakery and café franchisor. It signed a sub-franchisor agreement with Egg Tart Café United Holdings, LLC (“Egg Tart Café”) on October 3, 2012. Royal Bakery will provide Egg Tart Café with the know-how of the bakery and restaurant trade in exchange for franchise and royalty fees. RBH also expects to generate revenues through the sale of bakery and bistro products from its wholly-owned subsidiary, Royal Bakery Sourcing and Trading Corp. (“RBSTC”) to its sub-franchisor and sub-franchisees.

There are numerous risks and uncertainties involved with our Company and an investment in our Company. See "Risk Factors" beginning on page 1 of this Prospectus.

The Offering

Shares offered:	1,366,333

Common stock	There are 14,383,000 shares of common stock outstanding at the time of this offering

Risk factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

Use of proceeds	We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with:

●	our unaudited condensed consolidated financial statements for the nine-month periods ended September 30, 2013 and 2012,

●	our audited consolidated financial statements for the years ended December 31, 2012 and 2011, and

●
the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations”.

	For the nine-month period ended September 30, 2013 (Unaudited)	For the nine-month period ended September 30, 2012 (Unaudited)	For the year ended December 31, 2012	For the period From June 7, 2011 (Inception) to December 31, 2011
Revenues	$12,488	$-	$-	$-
Net income (loss)	$(60,399)	$(67,420)	$(85,006)	$(15,054)
Basic Income/(Loss) per share	$(0.00)	$(0.01)	$(0.01)	$(0.01)

	As at September 30, 2013	As at December 31, 2012	As at December 31, 2011
Working Capital	$337,241	$72,440	$84,946
Total Assets	$352,099	$95,886	$86,870
Total Shareholders’ Equity	$337,241	$72,440	$84,946
Deficit Accumulated During Development Stage	$(160,459)	$(100,060)	$(15,054)

i

RISK FACTORS

An investment in the Shares offered by this Prospectus involves a substantial risk of loss. Before you invest, you should carefully consider the risks and uncertainties described below and the other information in this Prospectus. If any of the following risks materialize, our business, operating results and financial condition could be harmed and the value of our common stock could decline. This means that you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our operations.

Risks Relating to Our Business

We and our sub franchisor have limited operating histories, which makes it difficult to predict future prospects and financial performance.

Although members of management have experience in the food industry, our Company has no track record upon which to rely in the establishment of the franchises. Our business plan is speculative and mostly unimplemented. We may never succeed in implementing our business plan. Part of our business plan involves sub-franchising restaurants through Egg Tart Café, an entity that is also lacking in institutional experience.  We entered into a sub-franchisor agreement with Egg Tart Café on October 3, 2012 after being approved by the California Department of Corporations on September 12, 2012 to operate as a franchisor. Egg Tart Café has submitted its application to be a franchisor to the California Department of Business Oversight (previously known as Department of Corporations) on August 5, 2013 and was approved on December 4, 2013.  We have to wait until Egg Tart Café opens its first restaurant and/or signs up sub-franchisees to open their restaurants to generate revenue for the Company. If Egg Tart Café is not able to sign up enough sub-franchisees or open its own restaurants, it will significantly alter our plan of operations.  Our and Egg Tart Café’s lack of experience increases the likelihood that we could commit errors in selling and opening franchises and sub-franchises and makes your ability to predict our future success more difficult.

The auditor’s report accompanying our financial statements for the year ended December 31, 2012 and from June 7, 2011 (inception) to December 30, 2011, contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

The consolidated financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As of September 30, 2013, we had a working capital of $337,241.  Additionally, we have incurred losses of $160,459 since inception.  Further losses are anticipated in the development stage raising substantial doubt as to our ability to continue as a going concern.

Our ability to continue as a going concern depends on raising additional capital and generating adequate revenue through franchise fees, royalty fees collected and products sold to our sub-franchisor and sub-franchisees by our subsidiary Royal Bakery Sourcing and Trading Corp. (“RBST”) to fund ongoing marketing and support Egg Tart Café, our sub-franchisor, to sign up sub-franchisees.

If our products and services, our branding and marketing efforts are not successful, we will have failed to establish a sustainable business and we may be forced to cease operations.

Our plan of operations depends on developing products and services that are desirable and a brand that attracts and retains customers.  In turn, these efforts depend, to a large degree, on our marketing efforts. If we are not successful in these endeavors, potential customers may not purchase our products and our customers may not return for further purchases. Without sufficient customers, we will not generate enough revenues to continue operations.

We may face difficulty complying properly with the reporting requirements of U.S. securities laws as none of our officers and directors has public company experience.

Our officers and directors do not have public company experience, and this lack of experience could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. None of our management has had sole responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Current credit markets may adversely impact the ability of proposed franchisees and sub-franchisees to obtain financing, which may hinder our ability to achieve our planned growth in restaurant openings.

Our business depends on the ability of our sub-franchisor, Egg Tart Café, along with prospective sub-franchisees to open new restaurants and to operate those restaurants on a profitable basis. Delays or failures in opening restaurants could materially and adversely affect our planned growth. While the credit markets have improved over the last year, our sub-franchisor and sub-franchisees will depend on the availability of financing to construct and open new restaurants. If our sub-franchisor and sub-franchisees experience difficulty in obtaining adequate financing for these purposes, our growth strategy and franchise revenues may be adversely affected.

We intend to rely on Majestic Production to act as our central kitchen, and any disruption to this arrangement could jeopardize our ability to produce revenue.

We intend to use Majestic Production as our central kitchen. Majestic Production is a wholly owned subsidiary of Egg Tart Café United Holdings, LLC. We will purchase bakery and bistro products from Majestic Production and resell them to our franchisee, sub-franchisees and other retailers. Although we have a written agreement securing Majestic Production’s services, if they were to close, choose to no longer cooperate with us or were to increase the cost of their prices beyond what we consider acceptable, we would need to find another producer of bakery and bistro products. Likewise, if Majestic Production were to cease or decrease operations we would need to find another producer of bakery and bistro products. If we were unable to find another producer of such products in a timely manner and on acceptable terms, our franchisee and sub-franchises would no longer be able sell products and would have to cease operations. We do not currently have arrangements with any other such producers.

The current economic and financial crisis may limit our ability to find new clients or to expand our business.

The crisis of the financial markets and ensuing credit crunch since the second half of 2008 has led to a severe economic recession worldwide, and the outlook for 2014 is uncertain.  A continuation or worsening of unfavorable economic conditions, including the ongoing credit and capital markets disruptions, could have an adverse impact on our business, operating results or financial condition in a number of ways.  For example, we may fail to obtain profitability (or even revenues) as a result of our sub-franchisor or potential sub-franchisees opting not to open one of our restaurants or customers deciding to eat at home or at cheaper alternatives.  We may also experience supply chain delays, disruptions or other problems associated with financial constraints faced by our suppliers and subcontractors.

An inability to obtain additional financing could adversely impact our ability to expand, or even continue, operations.

We estimate that we will need approximately $100,000 over the next 12 months to fully implement our business plan.  As of September 30, 2013, we had cash of $319,065.  We will not need additional funds to implement our business plan in the short term. However, in the long run, if we are not able to attract enough sub-franchisees and or raise those additional funds, we will be forced to reduce the scope of our business plan. We have no commitments for any future funding, and may not be able to obtain additional financing or grants on terms acceptable to us, if at all, in the future.  If we are unable to obtain additional capital, this would restrict our ability to grow and may require us to curtail or discontinue our business operations.  Additionally, while a reduction in our business operations may prolong our ability to operate, that reduction could harm our ability to implement our business strategy. If we can obtain any equity financing, it may involve substantial dilution to our then existing shareholders.

As the majority of our outstanding common shares are held by a few shareholders, we could fail to take important business decisions if they disagree with those decisions.

Yam Ming Chong, Yue Kwan Chong, Winnie Sze Wing Cheung, Tommy Yu Yan Cheung and Egg Tart Café currently own a combined 84.7% of our outstanding voting common stock.  As a result, they possess, and will continue to possess, combined majority control over our business.  For instance, they may elect our Board of Directors, authorize significant corporate transactions or prevent a future change in control of our Company.

Certain of our majority shareholders and members of our management may have a conflict of interest with our business.

Egg Tart Café is the sub franchisor of the Company. As of November 2013, there are 14 members of Egg Tart Café, and Stephen Wan, George Ma, Alvin Li and Suzy Liu are the four (4) managing members. Alvin Li is the husband of Winnie Cheung. Winnie Cheung is one of the three members of the Board of our Company. Alvin Li and Winnie Cheung own a combined 9% of Egg Tart Café. Winnie Cheung is the Chief Financial Officer of Royal Bakery. At this time, George Ma has directly invested in our Company. George Ma owns 1% of our Company. No other members of Egg Tart Café have a direct interest in our Company.

Majestic Production of Peninsula LLC (“Majestic Production”) is the central kitchen to supply products and beverages to our sub-franchisor and sub-franchisees. Egg Tart Café owns 100% of Majestic Production. We have entered into a contract with Majestic Production, to produce and provide the foods, beverages and pastries to our sub-franchisor, sub-franchisees and affiliates. The above mentioned members of management and shareholders could influence the terms of our arrangements and contracts with Egg Tart Café and Majestic Production in a way that favors that interests at our expense.

The Company does not expect to be able to pay dividends in the near future, and if it does not, you must rely on a positive valuation of the Company’s common stock to recoup your investment.

To date, we have not paid, nor do we plan to pay in the foreseeable future, dividends on our common stock, even if we become profitable. Earnings, if any, are expected to be used to advance our activities and for general corporate purposes, rather than to make distributions to stockholders. Investors will likely need to rely on an increase in the price of the Shares to profit from their investment. There are no guarantees that any market for our common stock will ever develop or that the price of our stock will ever increase.

The Company may not be prepared to face the existing and future competition.

The Company will face competition from other restaurants.  We are vulnerable to competitors that act irrationally or are able to operate at zero or negative margins, have longer operating histories, more market experience and contacts and greater financial resources than the Company.  The Company may not be able to compete effectively.

The restaurant business is intensely competitive with respect to food quality, price-value relationships, ambiance, service and location, with many existing restaurants competing with us in different regions, and if we fail to provide an appropriately priced level of service or otherwise fail to compete effectively it could have a material adverse effect on our revenues and profitability.  Our competitors may consist of a number of well-established entities with greater financial, marketing, personnel and other resources than ours. In addition, many of our competitors are well established in the markets where our operations are planning to open, while other companies may develop restaurants that operate with similar concepts.  We also face growing competition as retail outlets improve the quality and convenience of their meal offerings potentially resulting in fewer occasions for consumers to dine out.

Your recourse against our Directors liability may be limited by our charter documents.

Pursuant to the Company’s Articles of Incorporation, the Directors will not be liable to the Company or any stockholders for monetary damages for any breach of fiduciary duty, except (i) acts that breach his or her duty of loyalty to the Company or its stockholders, (ii) acts or omissions without good faith, (iii) acts involving intentional misconduct or knowing violation of the law, (iv) pursuant to Section 174 of the Delaware Corporate Law or (v) for any transaction from which the director derived an improper personal benefit.  Thus, shareholders will have limited recourse against those parties.

We depend on our executive management and other personnel, and we may not be able to replace such persons if they were no longer with the Company.

We believe that the continuing availability and dedication of our limited scientific and management staff is vital to our operations. Our success depends to a significant extent upon our key management. We may not be successful in attracting and retaining the personnel we require to develop and market our product candidates and to conduct our operations successfully. Failure to retain management and find suitable replacements would have a material adverse effect upon our business. Additionally, we do not have “key-person” life insurance covering any of our directors and officers.

A lack of independent directors could result in a Board of Directors that does not thoroughly represent the interests of minority shareholders.

We currently have no independent directors and our Board of Directors may never have a majority of independent directors in the future. In the absence of a majority of independent directors, our Chairman and CEO, who are also directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our shareholders generally and the controlling officers, shareholders or directors. This risk is increased by our sole customer being a related party.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements that will result in you receiving less information about us than companies filing with the SEC that are not “emerging growth companies”.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

RISKS RELATING TO THE OFFERING AND THE SHARES

As there is no market for the Shares your ability to liquidate your investment in a public market does not exist, and it may never exist.

The Shares are not registered under the Securities Act of 1933, as amended.  Additionally, the Shares have not been listed, and do not trade, on any trading market or platform, including FINRA’s Over-the-Counter Bulletin Board, the Pink Sheets or the Grey Markets.  Even if the Shares were to be listed on an exchange or quoted on a market, a mature market in the Shares may never develop and there could be low to no volume.  As a result, the Shares are highly illiquid and you may encounter significant delay, trouble and/or expense in any resale of the Shares, if such a resale is even possible. Investors must be prepared to be unable to liquidate their investment or even lose their entire investment.

If a market develops for our shares, our share price may be volatile, and you may not be able to sell your shares of common stock at or above the cost per Share.

The stock market in general, and the market for restaurants stocks in particular, has experienced extreme price and volume fluctuations. These broad market and industry fluctuations may adversely affect the market price of our common stock, irrespective of our actual operating performance. Additional factors which could influence the market price of our common stock include statements and claims made by us and other participants in our industry and public officials. The offering price for the common stock contained in the Shares may not be above that which will subsequently prevail in the market.

The Board of Directors could issue stock to prevent a takeover by an acquirer or shareholder group.

The Company's authorized capital stock consists of 25,000,000 shares of our common stock and there are 14,383,000 shares of common stock outstanding. One effect of the existence of authorized but unissued capital stock may be to enable the Board of Directors to make it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or make it more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting bloc in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company does not contemplate any additional issuances of common stock for this purpose at this time.

If large amounts of our shares held by existing shareholders are sold in the future, the market price of our common stock could decline.

At the time that this registration statement is declared effective by the SEC, a significant number of shares of our Common Stock will be eligible to be immediately sold in the market.  The market price of our shares could fall substantially if our existing shareholders sell large amounts of our common stock in the public market following this offering. Even a perception by the market that Selling Stockholders may sell in large amounts after the registration statement is declared effective could place significant downward pressure on our stock price. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors", “Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this Prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe," "estimate" and similar terminology. Forward-looking statements address, among other things:

●	completing preclinical development and implementing our clinical programs and other aspects of our business plans;

●	financing goals and plans; and

●	our expectations of when regulatory approvals will be received or other actions will be taken by parties other than us.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. These include the factors listed under "Risk Factors" and elsewhere in this Prospectus.

Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our forward looking statements are made as of the date of this Prospectus, and we assume we are under no duty to update them or to explain why actual results may differ.

LEGAL PROCEEDINGS

We are not party to any material pending legal proceedings, and to the best of our knowledge, no such proceedings by or against us have been initiated.

USE OF PROCEEDS

As the Shares being offered hereby are owned by current shareholders, we will not receive any proceeds from this offering.

DIVIDEND POLICY

We do not anticipate paying any dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, for use in our development activities and the operation of our business. The payment of any future dividends will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, prospects and other factors that our Board of Directors may deem relevant.

DETERMINATION OF OFFERING PRICE

We have been advised by the selling stockholders that they may offer to sell all or a portion of the Shares of common stock being offered in this Prospectus from time to time.  As a result, the prices at which the selling stockholders may sell the Shares of common stock covered by this Prospectus will be determined by the prevailing public market price for shares of common stock or by negotiations in private transactions.

Our common stock is not traded on any public market and, although we intend to apply to have our common stock quoted on the Over-the-Counter Bulletin Board (through a broker/dealer), we may not be successful in such efforts, and our common stock may never trade in any public market.

DILUTION

The Shares of common stock being registered pursuant to this registration statement are currently issued and outstanding. Their resale will not result in a reduction in their ownership interest in our company.

SELLING STOCKHOLDERS

We are registering the Shares of common stock in order to permit the selling stockholders to offer the Shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, as of December 11, 2013.

The third column lists the Shares of common stock being offered by this Prospectus by the selling stockholders.

The fourth column lists the Shares of common stock such selling stockholder would own if that stockholder sold all of its shares being offered hereby.  The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution”.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of Shares of Common Stock Owned After Offering and Percentage (2)
Eunik Investment	275,000	275,000	0
Regina Kit Lan Lee	100,000	100,000	0
Kin Kwan Hui	90,000	90,000	0
Chum Ming Chu	50,000	50,000	0
Chuen Sun Leung	50,000	50,000	0
Chi Ming Ng	56,000	56,000	0
Fuk Keung Lee	72,000	72,000	0
Yum Leung Chong	50,000	50,000	0
Suk Lai Yeung	20,000	20,000	0
Chi Chung Tang	20,000	20,000	0
Wai Pan Wong	20,000	20,000	0
Yuk Chun Wong	20,000	20,000	0
Hak Man Lam	10,000	10,000	0
Wai Yin So	10,000	10,000	0
Chun Wah Leung	2,000	2,000	0
Man Yuen Gary Lai	12,000	12,000	0
Yuk Lin Ho	12,000	12,000	0
Lai Yung Yau	2,000	2,000	0
Chin Pang Hui	4,000	4,000	0
Wai Oi Kwong	4,000	4,000	0
Wai Hung Chu	80,000	80,000	0
Man Ho Gavin Lai	42,000	42,000	0
Tuen Chung Wong	10,000	10,000	0
Cheung Yue Tsang	4,000	4,000	0
Wing Kwong Chiu	20,000	20,000	0
Fong Lai Wong	4,000	4,000	0
Bik Chun Chiu	10,000	10,000	0
Mau Wong Chan	4,000	4,000	0
Chi Yung Fung	2,000	2,000	0
Ka Wai Wan	2,000	2,000	0
Kin Pong Tang	2,000	2,000	0
Pui Ling Chow	2,000	2,000	0
Yuan Hui Fan	2,000	2,000	0
Wei Zhang	16,667	16,667	0
Hui Juan Zhuang	2,000	2,000	0
Tokuaki Dennis Wu	10,000	10,000	0
Ngai Chau	2,000	2,000	0
Fong Yin Chan	6,000	6,000	0
Hoi Ching Chan	4,000	4,000	0
Kam Fai Tang	6,000	6,000	0
Siu Sing Tam	4,000	4,000	0
Ip Chun Ho	6,000	6,000	0
Tsan Man Siu	10,000	10,000	0
Lun Woo	6,000	6,000	0
Chu Woo	6,000	6,000	0
Sui Chi Cheung	83,333	83,333	0
Shu Wing Cheung	83,333	83,333	0
Shu Ming Quinn Wong	4,000	4,000	0
Lai Fun Li	10,000	10,000	0
Cheung Pak Chi Cecilia	20,000	20,000	0
Tai, Ka Lap	2,000	2,000	0
ZhiZhong Zhou	2,000	2,000	0
Qian Wang	2,000	2,000	0
Yuchen Rao	2,000	2,000	0
Chi Man Wu	6,000	6,000	0
Kah Yee Joni Kan	10,000	10,000	0

(1)
The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder. For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point have been disregarded.

(2)
Based on 1,366,333 shares of common stock. In determining this amount, we assumed that all 1,366,333 shares included in this prospectus will be sold. If this assumption is incorrect, the number of shares and percentages included in this column will differ from what we have provided.

PLAN OF DISTRIBUTION

We are registering shares of common stock held by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the Shares of common stock.  We will bear all fees and expenses incident to our obligation to register the Shares of common stock.

The selling stockholders may sell all or a portion of the Shares of common stock held by them and offered hereby from time-to-time directly or through one or more underwriters, broker-dealers or agents. If the Shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The Shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	agreements between broker-dealers and any selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this Prospectus. In addition, the selling stockholders may transfer the Shares of common stock by other means not described in this Prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares of common stock from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer and donate the Shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the Shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares of common stock is made, a Prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares of common stock registered pursuant to the registration statement, of which this Prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares of common stock to engage in market-making activities with respect to the Shares of common stock. All of the foregoing may affect the marketability of the Shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the Shares of common stock.

We will pay all expenses of the registration of the Shares of common stock, estimated to be $80,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this Prospectus forms a part, the Shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANICAL CONDITION
AND RESULTS OF OPERATION

Each reference in this prospectus to the fiscal year ended on December 31, 2012 or to the 2011 fiscal year is to the period from our inception on June 7, 2011 to December 31, 2011.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Plan of Operation

In the first 30 days, we intend to focus on helping our sub-franchisor Egg Tart Café develop Egg Tart Café’s first sub-franchisee restaurant. Egg Tart Café is in negotiations with a group of investors led by directors of our Company, including Tommy Cheung, Winnie Cheung, Yam Ming Chong and Yuen Kwan Chong, to open a sub-franchise at 171 2nd Street, San Francisco, California. We and these investors hold that is important for them to demonstrate to our future potential independently owned and operated sub-franchisees our business model and a franchise’s daily operation and to show their commitment to this operation.

We are constantly monitoring the quality of the products produced by Majestic Production, the central kitchen, which is owned by Egg Tart Café. We keep working on its menu and providing technical assistance to improve the productivity of Majestic Production. We believe the centrally located Majestic Production site is able to support up to 30 sub-franchisees’ restaurants around the greater San Francisco Bay Area.

We have engaged a product designer to assist in developing staff uniforms, utensils and containers. Our brand designer from Hong Kong will assist the interior designer and product designer to ensure their design meets our entire marketing concept. Our brand designer will oversee our logo design and overall color schemes for branding imaging.

We intend to assist Egg Tart Café in running its first restaurant under the brand OVO Café in San Francisco. The staff training will be intensive during this time, particularly in training our staff to understand the menu and the philosophy of our Company. We are planning to have consultants from Hong Kong to visit California to advise Egg Tart Café, on cooking techniques, logistics and customer interactions. We believe that a good marketing strategy is important and intend to dedicate at least one senior staff member to focus exclusively on marketing our products.

In 60 days, we expect to sign up a few independently owned and operated sub-franchisees to start opening their restaurants. We plan to hire two full time employees with experience on catering and food service to assist those potential independently owned and operated sub-franchisees for their pre-opening operations.

In 180 days, we will review the performance of our sub-franchisees and fine tune our marketing strategies to promote the OVO Café branding in order to attract more potential independently owned and operated sub-franchisees.

In the first 270 days, management hopes to assist the sub-franchisor in further developing the independently owned and operated sub-franchisee operations in Southern California. We plan to set up another central kitchen in Southern California and assist Egg Tart Cafe in signing up more independently owned and operated sub-franchisees to open restaurants in Southern California.

By the end of the first coming year, we look forward to working with Egg Tart Cafe to review its operation strategies and explore the prospect of expanding our OVO Café brand to the East Coast.

Results of Operations

Fiscal years 2012 and 2011

	For the years ended December 31,
	2012	2011

Revenues	$-	$-
Costs of Revenues	-	-
Gross Profit	-	-

Operating Expenses

Legal and professional	41,321	15,039
Rents	9,600	-
General and administrative	34,110	35
Total operating expenses	85,031	15,074

Other Income	25	20

Net loss	$(85,006)	$(15,054)

Revenues:  We had no revenue in the fiscal year of 2012 and 2011, respectively. We have signed a Sub-Franchise Agreement with Egg Tart Cafe and received a franchise fee of $10,000 which is considered deferred revenue until the sub-franchise café is commercially operating.

Legal and Professional Fees: The legal and professional fees were $41,321 and $15,039 in the fiscal year of 2012 and 2011, respectively. The legal and professional fees in 2012 were substantially increased because in 2012 we incurred $30,000 for a consultant fee in the preparation of prospectus and $8,100 for auditing fees. In 2011, we incurred $13,125 for consulting in applying for franchise license and $1,194 for incorporating the Company.

Rent and Utilities: The total rent expenses were $9,600 and $-0- for the fiscal year of 2012 and 2011, respectively. The increase in total rent expenses in 2012 was because we rented an office in Sunnyvale for $800 a month and we did not rent any office in 2011.

General and Administrative Expenses: General and administrative expenses are mainly office expenses such as telephone service, bank service charges, state franchise taxes and other expenses. They were $34,110 and $35 in the fiscal year of 2012 and 2011. The increase of $34,075 in general and administrative expenses was because we had higher expenses related to applying for the franchise licenses in 2012.

Nine months ended September 30, 2013 and 2012

	For the Nine Months Ended
	September 30,
	2013	2012
	(Unaudited)	(Unaudited)

Revenues, Related Parties	$12,488	$-
Costs of Revenues	(12,005)	-
Gross Profit	483	-

Operating Expenses

Legal and professional	31,425	38,208
Rents	21,000	7,200
General and administrative	11,325	22,037
Total operating expenses	63,750	67,445

Other Income	2,868	25

Net loss	$(60,399)	$(67,420)

Revenue:  We generated $12,488 and $-0- in total revenues in the nine months ended September 30, 2013 and 2012, respectively. Starting September 30, 2013, a related party, “Hongry Kong”, started to buy food products from Royal Bakery.

Legal and Professional Fees: The legal and professional fees were $31,425 and $38,208 in the nine months ended September 30, 2013 and 2012, respectively. Since retainer fees for our attorney and auditor were paid in 2012, there was a decrease in professional fees in 2013.

Rent and Utilities: The total rent expenses were $21,000 and $7,200 for the nine months ended September 30, 2013 and 2012, respectively.  In the nine-month period ended September 30, 2012, we paid $800 a month in rent under a lease that expired on December 31, 2013.  In the corresponding period in 2013, we did not pay rent for the first three months and then we paid $3,500 a month under a lease that began on April 1, 2013.

General and Administrative Expenses: General and administrative expenses are mainly office expenses such as telephone service, bank service charges, state franchise taxes and other expenses. They were $11,325 and $22,037 in the nine months ended September 30, 2013 and 2012, respectively.  Since the consultant fee paid to Eunik Investment was mostly incurred in 2012, there was a decrease in expenses in 2013.

Liquidity and Capital Resources

We have $319,065 cash balance as of September 30, 2013.  Our primary cash outflows were for business development and operations including legal and professional fees, rents, as well as general administrative expenses.  We have financed our operations primarily through sale of common stocks to our shareholders.

We will continue to monitor our expenditures and cash position.  We anticipate spending approximately $50,000 on auditing, consulting and legal fees related to prospectus filing during the next twelve month period.  Management plans to invest $250,000 to execute the business plan if and when our available cash along with the income generated from business operations is adequate to fund our operations beyond an operating cycle.  Otherwise, the management may have to scale back the scope of the business plan or to consider a new round of fund raising.

We have a deficit accumulated during development stage of $160,459 since inception to September 30, 2013. We incurred a loss of $85,006 and loss of $15,054 for the fiscal years ended December 31, 2012 and 2011, respectively. We incurred a loss of $60,399 and a loss of $67,420 for the nine months ended on September 30, 2013 and 2012, respectively.

	Year Ended December 31, 2012	For the Period from June 7, 2011 (Inception) to December 31, 2011
Cash Flows from Operating Activities	$(73,484)	$(13,130)
Cash Flows from Investing Activities	-0-	-0-
Cash Flows from Financing Activities	72,500	100,000
Net Increase/(Decrease) in Cash	(984)	86,870
Cash, at the beginning of period	86,870	-0-
Cash, at the end of period	$85,886	$86,870

	Nine Months Ended September 30,
	2013	2012
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities	$(92,021)	$(57,940)
Cash Flows from Investing Activities	-0-	-0-
Cash Flows from Financing Activities	325,200	55,300
Net Increase/(Decrease) in Cash	233,179	(2,640)
Cash, at the beginning of period	85,886	86,870
Cash, at the end of period	$319,065	$84,230

Operating Activities

Our cash flows from operating activities were $(73,484) and $(13,130), respectively, for the fiscal years ended December 31, 2012 and 2011, reflecting a downward change of $60,354. The cash flow used in operating activities increased during this period of 2012 was a result of increase in professional expenses from $15,039 in 2011 to $41,321 in 2012 plus the increase in general and administrative expenses from $35 in 2011 to $34,110 in 2012.

Our cash flows from operating activities were $(92,021) and $(57,940), respectively, for the nine months ended September 30, 2013 and 2012, reflecting a downward change of $34,081. The cash flow used in operating activities increased during this period as a result of the increase in receivable of $23,034 and a decrease of accounts payable of $8,588 during the nine months ended September 30, 2013 comparing to September 30, 2012.

Financing Activities

Cash flow from financing activities was primarily through sale of common stock to our shareholders for the fiscal years of 2012 and 2011. Cash flow provided by financing activities was $72,500 and $100,000 for the fiscal years ended December 31, 2012 and 2011, respectively, a decrease of $27,500.

Cash flow from financing activities was primarily through sale of common stock to our shareholders during the nine months ended September 30, 2013 and 2012, respectively. Cash flow provided by financing activities was $325,200 and $55,300 for the nine months ended September 30, 2013 and 2012, respectively, an increase of $269,900.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Critical Accounting Policies

Cash

The Company considers cash on hand and amounts on deposit with financial institutions to be cash.

Revenue Recognition

Income from the franchisees includes initial fees, continuing fees and renewal fees. The Company recognizes initial fees received from a franchisee as revenue when the Company has performed substantially all initial services required by the franchise agreement, which is generally upon the opening of a restaurant. The Company recognizes continuing fees based upon a percentage of franchisee sales. The Company recognizes renewal fees when a renewal agreement with a franchisee becomes effective.

Accounts Receivable

Accounts receivable consist primarily of amounts due for franchise royalties and wholesale food, which are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. The Company evaluates the trends in franchisee’ payment patterns, including review of specific delinquent accounts, changes in business conditions and external communications available about franchisee to estimate the level of allowance that is needed to address potential losses that the Company may incur due to the franchisee’s inability to pay. Accounts are considered delinquent or past due, if they have not been paid within the terms provided on the invoice. Delinquent account balances are written off after management has determined that the likelihood of collection is not probable.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the “Accounting for Income Taxes” Topic of the FASB ASC 740.  Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Our policy is to recognize both interest and penalties related to unrecognized tax benefits in interest expense and operating expenses, respectively.  The Company has not recorded any interest and penalties since its inception.

Recently Issued Accounting Pronouncements

We do not expect that recently issued accounting pronouncements will have a material impact on our financial statements.

DESCRIPTION OF BUSINESS

Description of Business

Royal Bakery Holdings, Inc. (“Royal Bakery”), a Delaware corporation, was incorporated on June 7, 2011. The Company plans to receive revenue  from two sources – from franchise fees and royalty fees from our sub-franchisor and sub-franchisees and from the sale of food and products to third parties including our sub-franchisor and sub-franchisees.

Franchise Fees and Royalty Fees

The Company signed a sub-franchisor agreement with Egg Tart Café United Holdings, LLC. (“Egg Tart Café”) on October 3, 2012. Royal Bakery will support Egg Tart Café with the know-how of the bakery and café trade and thus receive franchise fees, royalty fee from Egg Tart Café.

Two of our Directors and a few major shareholders are in negotiations to invest in the first restaurant under the OVO Café brand.  We believe that this restaurant will demonstrate the business model to our potential sub-franchisees. They intend to locate this first restaurant in downtown San Francisco and have scheduled it to open for business around the end of January 2014. Egg Tart Café intends to sign up sub-franchisees and assist them to open restaurants under the OVO Café brand throughout California and eventually, the entire United States. We expect the first few restaurants will be opened in California, and then we plan to gradually expand to other States.

Royal Bakery will work closely with Egg Tart Café to build out modern restaurants that have an elegant atmosphere, serve delicious foods, drinks and pastries and have attractive prices. Our branding strategy is to project food that is delicious, in part thanks to its simplicity, combined with competitive pricing.

We will promote our signature products such as egg tarts, along with various tarts, including but not limited to mousse tarts, pecan tarts, BBQ pork tarts, and fruit tarts. Our cook-to-order type of dishes for lunch and dinner, include but not limited to curry sauce with pork cutlet & rice, black pepper sauce with grilled chicken & spaghetti along with gourmet coffee and freshly brewed milk tea.

Royal Bakery, through Egg Tart Café and its sub-franchisees, is launching this fast-casual food chain to market “Hong Kong Style Cuisine” by integrating Hong Kong’s unique Western and Oriental food cultures to the US mainstream market.

Food and Product Sales

Royal Bakery has a wholly-owned subsidiary, Royal Bakery Sourcing and Trading Corp. (“RBSTC”), which was incorporated on August 20, 2013 under the laws of the State of California. RBSTC is an operating arm to purchase the bakery and bistro products from the supplies and resell the bakery and bistro products to food retailers.  We buy these products from Majestic Productions of Peninsula LLC, (“Majestic Production”) a central kitchen located at Belmont, California. Majestic Production produces the products under the direction of Royal Bakery which also handles the quality control of the products. This arrangement is subject to a ten year agreement. Under the terms of this agreement, we agree to buy and Majestic Production agrees to sell us products at a 5% discount to the regular sales price at which Majestic sells to other parties. Under the agreement, we are to purchase no less than $500,000 of products from Majestic Production in the first year and no less than $750,000 and $1,000,000 in the second and third year. Egg Tart Café owns 100% of the capital of Majestic Production located in Belmont, CA.

We intend to sell the products to our sub-franchisor, sub-franchisees and other food retailers.  In the nine months ended September 30, 2013, we sold $12,488 of bakery and bistro products (at a cost of $12,005) to Aw2gether LLC (d/b/a Hongry Kong), a related party, which operates a food truck.  There is no written agreement governing these purchases and sales.

The Restaurant Industry

According to National Restaurant Association 2013 (“NRA”) Restaurant Industry Forecast, restaurant industry sales are expected to reach a record $660.5 billion in 2013. There are approximately 980,000 restaurants in the United States, and their sales on a typical day are around $1.8 billion.  The sales projection represents a 3.8 percent increase from 2012 in current dollars. Adjusted for inflation, the figure represents a 0.8 percent increase. Social media savvy consumers (frequent users of at least one social media tool, including Facebook, Twitter, mobile phone applications such as Foursquare or Urban Spoon, or online review sites such as Yelp) are more active in the restaurant community and dine out more frequently than the general public.

The NRA found that more than 8 out of 10 restaurant operators say social media will become a more important marketing tool in the future.

Sales at the nation's 980,000 restaurants represent four percent of the U.S. gross domestic product, and restaurants are the nation's second-largest private sector employer with 13.1 million employees, according to the NRA research.
Source: http://www.restaurant.org/News-Research/Research/Facts-at-a-Glance;
http://www.restaurant.org/News-Research/Research/Forecast-2013

Our Business Strategies

Our mission is to introduce and promote Hong Kong style cuisine to the US market. Royal Bakery and its sub-franchisor, Egg Tart Café, will continuously develop signature products and signup sub-franchisees.

We plan to introduce a series of smart phone apps, social networking tools, and mobile catering to promote our brand name in order to catch up with the current trend to attract new and young customers.

Description of Current Operations

The Department of Corporations in California approved our franchisor application on Sept 12, 2012. We signed up Egg Tart Café as our sub franchisor on Oct 3, 2012. Egg Tart Café also received its franchisor status which was approved by the California Department of Business Oversight (previous known as California Department of Corporation) on December 4, 2013.

Majestic Production of Peninsula LLC (“Majestic Production”) is the central kitchen that produces bakery and café products.  RBSTC purchases products produced at Majestic Production and resells them at a profit to food retailers, including Egg Tart Café’s restaurants and restaurants owned by sub-franchisees.  There is written agreement governing the arrangement between Majestic Production and RBSTC.

On October 3, 2012, we entered into a Sub-Franchisor Agreement with Egg Tart Café which grants it an exclusive right to sign up sub-franchisees using OVO Cafés brand for their restaurants in the United States. Royal Bakery will collect a franchisee fee of $10,000 from Egg Tart Café when Egg Tart Café opens a new restaurant or signs up sub-franchisees and opens a new restaurant.  Under the terms of the agreement, Royal Bakery is entitled to (i) a monthly royalty of 30% of all royalty proceeds that Egg Tart Café receives from its sub-franchisee restaurants and (ii) annual sub-franchisee fees of $10,000 provided the monthly royalty fee collected by Royal Bakery does not cover the minimum $10,000 for any sub-franchisee restaurant. The agreement is for a term of ten years.

Legal Proceedings

The Company is currently not engaged in any legal proceedings and is unaware of any pending or threatened litigation.

Competition

The restaurant industry, including the quick service restaurant segment, is highly competitive. Our restaurants will compete with a large number of other fast food restaurants in the areas in which they operate. Many of these restaurants are owned and operated by regional and national restaurant chains, many of which have greater financial resources and experience than we do.

We may be at a competitive disadvantage to other restaurant chains with greater name recognition and marketing capability. Furthermore, most of our competitors in the fast-food business operate more restaurants, have been established longer, and have greater financial resources and name recognition than we do. There is also active competition for management personnel, as well as for attractive commercial real estate sites suitable for restaurants.

Government Regulation

Each restaurant will be subject to the regulations of various health, sanitation, safety and fire agencies in the jurisdiction in which the restaurant is located.  Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of a new restaurant.  We do not anticipate that federal and state environmental regulations will have a material effect on our operations. More stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.  We are subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime, and other working conditions.  In addition, our sub-franchisees will be subject to the Americans With Disabilities Act, which requires restaurants and other facilities open to the public to provide for access and use of facilities by the handicapped.

We are also subject to federal and state laws regulating franchise operations, which vary from registration and disclosure requirements in the offer and sale of franchises to the application of statutory standards regulating franchise relationships.  Many state franchise laws impose restrictions on the franchise agreements, including limitations on non-competition provisions and the termination or non-renewal of a franchise.  Some states require that franchise materials be registered before franchises can be offered or sold in that state.

Liability and Insurance

We have liability insurance.  We believe that this insurance is sufficient to cover our risks.

Employees

We currently have no full- or part-time employee.  All of the Board members are helping to develop the Company.

Raw Materials

The provision of our services does not depend on any raw materials.

Properties

We do not own any real estate or other properties.  We lease our office from Majestic Production for $3,500 a month. This is a month-to-month lease. We began paying monthly lease payment on April 1, 2013. The leased space is approximately 3,600 square feet, including office space and 2,600 square feet of warehouse for our subsidiary RBSTC to store merchandise for reselling to our sub-franchisor and sub-franchisees. The rent includes utility charges, water, garbage, gas, but does not include management fees, or common area maintenance fees.

Legal Proceedings

Management is not aware of any legal proceedings contemplated by any government authority or any other party involving our business. As of the date of this Prospectus, no director, officer or affiliate is: (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceeding. Management is not aware of any other legal proceedings pending or threatened against us.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors and executive officers and their respective ages as of the date of this Prospectus are as follows:

Name	Age	Position with the Company
Tommy Yu Yan Cheung	62	CEO and Chairman of the Board

Winnie Sze Wing Cheung	42	Chief Financial Officer

Nikki Ma	26	Secretary of the Board

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Tommy Yu Yan Cheung, CEO and Chairman of the Board
Mr. Tommy Cheung is the Chairman of Royal Bakery Holdings, Inc. since June 2011. Mr. Cheung has been in the food and beverage industry for over 30 years and is currently a member of the Legislative Council of Hong Kong representing the catering industry in functional constituencies seats. Mr. Cheung received his M.B.A at Pepperdine University. He is a businessman and chairman of trading and investment companies. In addition, he is involved in numerous food and beverage associations such as The Association of Restaurant Managers Ltd, The Hong Kong Catering Industries Association Ltd and the Confre'reie De La Chaine des Rotisseurs. Mr. Cheung's knowledge and experience has led him to be named the Chairman of Royal Bakery Holdings, Inc.

Winnie Sze Wing Cheung, Chief Financial Officer
Mrs. Winnie Li is the Chief Financial Officer for Royal Bakery Holdings, Inc. since June 2011. Mrs. Li graduated at the University of South Australia majoring in Business Computing. She started her own career in the China Down Center Group Ltd. specializing in the down outerwear business since 1978. In 1992, the company reconstructed and started Dickinson Garment Group Ltd and has become known for exporting to the United States and other countries. Dickinson has branded Arctica and now sells to the United States, Hong Kong and China. The Company sells over the Internet with sales in Moscow and Sweden. Mrs. Li is also the Executive Director of CDSR Development Group Ltd., an investment company involved in supply chain businesses that links Hong Kong, China & Southeast Asia together. Currently, Mrs. Li holds several directorships in several private companies in the United States, Hong Kong, and China engaged primarily in production and marketing.

Nikki Ma, Secretary of the Board
Ms. Nikki Ma is the Secretary of the Board for Royal Bakery Holdings, Inc. since June 2011. Ms. Ma holds a Bachelor's Degree in Marketing from San Francisco State University. Ms. Ma was the marketing manager for South Bay division of Infinitel Communications, one of the largest Asian owned cellular communication retail chain stores in Northern California. She is the founder and director of Genik Real Estate & Investment licensed with the State of California as a Real Estate Broker. Additionally, Genik consults their clients in becoming a publicly trading company. In January 2012, Ms. Ma started Aw2gether LLC, specializing in the mobile food catering industry.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until they resign or are removed from the board in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until they resign or are removed from office by the Board of Directors.

Significant Employees

We have no significant employees

Audit Committee

We do not have an audit committee for the time being.

Involvement in Certain Legal Proceedings

None of our directors, executive officers or control persons has been involved in any of the following events during the past five years: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

Our Board of Directors adopted our Code of Ethics in June 2013. The Code of Ethics states the principles and expectations governing the behavior of individuals within our organization. It describes the minimum requirements for conduct, and behavioral expectations rather than specific activities.

The purpose of the Code is to provide guidance and set common ethical standards that each of Royal Bakery’s management and employees must adhere to with highest professional standard and on a consistent basis. Many of the policies in this Code are based on various federal and state laws and regulations. Others are based on business and ethical principles, it helps Royal Bakery to accomplish its objectives by bringing a systematic, disciplined approach to evaluate and improve the effectiveness of our business.

Code of Ethics of our Business

Duties to Employees:
It is the policy of Royal Bakery to be an equal opportunity employer, and we welcome diversity in our workforce. All terms and conditions of employment will be made without consideration of religion, race, color, age, national origin, marital status, and any other classifications protected by federal, state or local law and regulation. Our policy is to treat every employee with dignity and respect.

Duties to Sub-Franchisor and Franchisees:
Royal Bakery will be fair and truthful and maintain positive relationships with our sub-franchisor, Egg Tart Café United Holdings, LLC, and its sub-franchisees. We expect our management and employees to understand the importance of using professional integrity in our business dealing our franchisor and franchisees. We will create a culture of leadership and also, provide an open, supportive environment to encourage franchisees to share their ideas with us and to build up a team work between Royal Bakery and the franchisee community.

Duties to the Public:
We will dedicate our effort to advancing our restaurants while promoting the highest professional and ethical standards to serve our customer. Our commitment to our customer as followings:

1.	Food Safety - We will have a firm commitment to food safety, always placing food safety above financial concerns, and provide the highest product quality standards.
2.	Supplier Standards - We shall be familiar with our suppliers and perform due diligence before signing a contract with a new supplier.
3.	Public Health – We shall use fresh, healthy ingredients for our products and not use harmful additives to minimize the growing health epidemic.
4.
Friendly environment – We shall present a clean, attractive, comfortable and friendly service to our customers. In keeping with this spirit, we strive to avoid unsafe, unhealthy or hazardous environments.

Internal Auditing:
The purpose of internal auditing is to establish trust that will provide the basis for reliance on management’s judgment. Internal audits shall be of the highest professional objectivity and shall make a balanced assessment of all the relevant circumstances.  They shall not be unduly influenced by management’s own interests. They shall promote the value of information that all of Royal Bakery staff receive and shall not disclose information without appropriate authority unless there is a legal or professional obligation to do so. Management shall apply their knowledge, skills and experience needed in the performance of conducting internal auditing process.

Code of Ethics of our Employees:

Harassment:
It is Royal Bakery's policy to prohibit intentional and unintentional harassment of any individual by another person on the basis of any protected classification including, but not limited to, religion, color, race, sex, national origin, age, disability, marital status, citizenship, veteran status or sexual orientation, and any other classifications protected by federal, state or local law, rule, regulation or ordinance. This policy is intended to ensure no one harasses another individual in our workplace.

Honest and Ethical Conduct:
Royal Bakery expects all employees to act with the highest standards of honesty and ethical conduct, while working on with the Company premises. Employees must treat fellow workers, supervisors and customers with respect. All employees are expected to abide by policies of fairness toward customers, suppliers and other competitors. It is the employee's responsibility to help create an environment that is not offensive. Employees cannot utter slurs or offend others with words or actions. An employee must practice safety at all times to ensure not only his well-being but that of others. Alcohol or illegal drugs are forbidden inside the Company.

Health and Safety:
Employees must report to work free from the influence of illegal drugs or alcohol. Company personnel must adhere to practices that encourage cleanliness and promote the safe use of all work tools. All employees who handle food processing and or work in the kitchen shall be certified by appropriate regulatory agencies. Accidents and defective equipment should be reported immediately. Violence or threats of violence against workers or customers are not tolerated.

Duties to the Firm:
Our employees shall act in the best interests of the Company. We require employees to promptly report any illegal behavior or violations of the Code to senior management. We all must assist in this process by reporting anything that could damage our reputation for service quality and food safety.  We shall strive to improve the restaurant profession by continue training and sharing our experience for the benefit of all.

Confidential Information:
All employees who may have access to information related to the Company and is not known to the general public. Such information must be kept confidential. It can only be used for appropriate business purposes. Inappropriate disclosure of confidential information can cause irreparable harm to the company and will not be tolerated.

Additional Provision:
The provisions of this Code of Ethic may not include all situations or events likely to occur in the conduct of Royal Bakery's operation. Additional statements might be added from time to time, either to address topics not covered or to provide greater detail on topics already covered by the Code.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have not paid any compensation (including cash, stock awards, option awards or other compensation) to our officers since inception.

There are no payments to any directors at present.  We will look at their contribution over time and may pay them at a later stage when the Company is generating a positive cash flow.

We have not ever issued any equity awards, including stock, stock options and share appreciation rights, for to any person, including directors, officers or consultants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of December 11, 2013 certain information regarding the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) our Principal Executive Officer and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each person shown is c/o Royal Bakery Holdings, Inc., 405 Old County Rd. Belmont, CA 94002. Beneficial ownership, for purposes of this table, includes options to purchase common stock that are either currently exercisable or will be exercisable within 60 days of the date of this Prospectus.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Directors and Officers:
Yam Ming Chong (1)	2,583,333	18.0%
Yue Kwan Chong (1)	2,683,333	18.7%
Winnie Sze Wing Cheung, CFO & Director (2)	2,260,417	15.7%
Tommy Yu Yan Cheung, Chairman	2,066,667	14.4%
Egg Tart Café United Holdings, LLC (3)	2,583,333	18.0%
Nikki Ma, Secretary & Director	275,000	1.9%
All executive officers and directors as a group (3 persons)	4,602,084	32.0%

(1)	Yam Ming Chong (John) and Yue Kwan Chong (Jerry) are father and son

(2)	Winnie Cheung is a member of Egg Tart Café, and her husband Alvin Li is one of the management members of Egg Tart Café

(3)	Egg Tart United Holdings, is the sub-franchisor of the Company

(4)
Nikki Ma is one of the two shareholders of Eunik Investment and the daughter of George Ma, one of the members of Egg Tart Café. Eunik Investment has 275,000 shares of the Company. Nikki Ma owns 50% of Eunik Investment.

Note: The above percentages are calculated based on the total outstanding and issued shares (i.e. 14,383,000 shares).

There are no arrangements or understanding among the parties set out above or their respective associates or affiliates concerning election of directors or any other matters which may require shareholder approval.

Changes in Control

We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except as described below, none of the following parties has had any material interest, direct or indirect, in any transaction with us during our last fiscal year or in any presently proposed transaction that has or will materially affect us:

1.	any of our directors or officers;
2.	any person proposed as a nominee for election as a director;
3.	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or
4.	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

Some of the parties involved with the operation and management of the Company have other relationships that may create disincentives to act in the best interest of the Company and its investors. As previously disclosed, some of our majority shareholders and members of our management have interests in Egg Tart Café, our sub-franchisor, and Majestic Production, the company with which we intend to enter into a material supply contract. The current management has not established, and has no plans to establish, any procedures or controls to prevent, address or resolve these conflicts.  As a result, these conflicts may inhibit or interfere with the sound and profitable operation of the Company.

We had transactions with certain of our officers and directors since inception to September, 2013 as follows:

●
Egg Tart Café United Holdings, LLC paid to the Company on December 2012, as comply to the agreement signed between the Company and our sub franchisor Egg Tart Café United Holdings, LLC. However, we have amended the Sub-Franchisor Agreement regarding the payment, since Egg Tart Café has only identified one restaurant location at San Francisco. The Company agreed to receive $10,000 from Egg Tart Café as fulfilling one of the payment terms when signing the sub-franchisor agreement, other payment will be $10,000 per year or until the time that Egg Tart Café open up more directly owned restaurants and or signs up more sub-franchisees.

●
The Company paid certain franchise professional fee of $30,750 on behalf of Egg Tart Cafe during the nine months ended September 30, 2013 and has $30,750 receivable from Egg Tart Cafe as of September 30, 2013. Egg Tart Café is planning to pay back the full amount to Company on or before end of December 2013.  The advance is not subject to a written agreement.

●
The Company purchased $12,005 food products from a food production wholesaler (“Majestic Production”) which is majority-owned by Egg Tart Cafe above, for the nine months ended September 30, 2013. The Company has a trade payable of $2,255 from this Majestic Production as of September 30, 2013. The terms by which Royal Bakery purchases products from Majestic Production is subject to a written agreement. The Company also sub-leases the office from Majestic Production from April 1, 2013 at a monthly rental rate of $3,500 for month-to-month basis and paid $21,000 lease to Majestic Production during the nine months ended September 30, 2013. Majestic Production is the central kitchen produces bakery and café products.  The Company through its subsidiary RBSTC purchases products produced at Majestic Production and resells them at a profit to food retailers, including Egg Tart Café’s restaurants and sub-franchisees. Our sub-franchisor and sub-franchisees will order food and drinks, and operational related products.

●
The Company has sales of $12,488 and a receivable of $2,284 for Aw2gether LLC., which is majority-owned by Nikki Ma, for the nine months ended September 30, 2013 and as of September 30, 2013.  Aw2gether is a customer which buys products through Royal Bakery’s subsidiary RBSTC. There is no agreement entered between us and Ms, Ma for these transactions.

●
The Company engaged Eunik Investment that is majority-owned by Nikki Ma, one of our Directors to provide consultant service of $30,000 during the year ended December 31, 2012 and has payable of $9,000 to this entity as of December 31, 2012.  The Company did not engage Eunik Investment for consultant service during the nine months ended September 30, 2013 and has no payable to Eunik Investment as of September 30, 2013.

The consultation service requires Ms. Ma to assist the Company in working with our auditor and attorney in the United States, since two of our Directors are stationed in Hong Kong.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, FINRA for our common stock to eligible for trading. We do not yet have a market maker who has agreed to file such application. A trading market may not develop, or, if one develops, that may not be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Security Holders

As of December 11, 2013, there were 14,383,000 shares of common stock issued and outstanding, which were held by 67 stockholders of record.

Dividend Policy

No dividends have been declared or paid on our common stock. We do not currently intend to pay any cash dividends in the foreseeable future.

Securities Authorized For Issuance Under Compensation Plans

We do not have an equity compensation plan in place, and have not awarded equity securities as compensation to officers, directors, employees or consultants.

Warrants

As of the date of this Prospectus, we have issued neither any warrants nor options exercisable into shares of our capital stock nor debt convertible into shares of our capital stock.

DESCRIPTION OF SECURITIES

We are authorized to issue an aggregate number of 25,000,000 shares of common stock, $0.0001 par value per share.  Currently, we have 14,383,000 shares of common stock issued and outstanding and no securities exercisable into or convertible into our capital stock are currently outstanding.

Each share of common stock has one (1) vote per share. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Shareholders Agreement

All of the Company’s current shareholders are party to a shareholders’ agreement, dated June 8, 2011 (the “Shareholders Agreement”).  The following is a summary of the material terms of the Shareholders Agreement:

●	The number of Directors is set at three (3) subjects to modification by a resolution of the Board of Directors.
●	The Board has broad discretionary powers subject to no limitations save applicable sections of the Shareholders Agreement.
●	Any knowing violations or intentional/willful/wanton act that causes damage to the Company could result in the forced sale of your Shares.
●
The inability of the Company to lawfully make purchases back shall not excuse either the Company or the seller from that provision, instead it tolls until the Company is legally able to make such purchase.

●	The authorization of new Shares is contingent on an affirmative vote of a super majority (67% of the board of directors).
●	Arbitration is the exclusive method by which all any and all disputes are to be resolved.
●	In order to amend the shareholders agreement a super majority (67%) of the Company’s outstanding voting stock is required.

Employee Stock Option Plan

We do not currently have any employee stock option or other incentive plans for any officers, directors, employees or consultants.

Transfer Agent

We do not currently have a transfer agent.  We are currently maintaining the records for the allocation of our shares of capital stock, the names of our shareholders and the address and other information for each of those shareholders.  We intend to hire a transfer agent to register sales and transfers of our common stock.  Until we hire a transfer agent, all changes in share ownership must be registered in our books for us to treat the transfer as effective.

EXPERTS

The financial statements of Royal Bakery Holdings, Inc., as of December 31, 2012 and 2011 and for the year ended December 31, 2012 and for the period from June 7, 2011 (inception) to December 31, 2011 have been included herein, in reliance upon the report of Cowan, Gunteski & Co., P.A., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covers the year ended December 31, 2012 and for the period from June 7, 2011 (inception) to December 31, 2011.

LEGAL MATTERS

The validity of the Shares offered in this Prospectus is being passed upon for us by our counsel, Sanders Ortoli Vaughn-Flam Rosenstadt LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of Royal Bakery , unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ADDITIONAL INFORMATION

Upon effectiveness of the registration statement of which this Prospectus forms a part, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this Prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Royal Bakery Holdings, Inc.
405 Old County Rd.
Belmont, CA 94002
(408)732-3638

Royal Bakery Holdings, Inc. and Subsidiary

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

 (Stated in US dollars)

CONTENTS	PAGES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2013 (UNAUDITED) AND DECEMBER 31, 2012 AND 2011 (AUDITED)	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED), FOR THE YEAR ENDED DECEMBER 31, 2012 (AUDITED), FOR THE PERIOD FROM JUNE 7, 2011(INCEPTION) TO DECEMBER 31, 2011 (AUDITED) AND FOR THE PERIOD FROM JUNE 7, 2011(INCEPTION) TO SEPTEMBER 30, 2013 (UNAUDITED)
F-3

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM JUNE 7, 2011 (INCEPTION) TO DECEMBER 31, 2012 (AUDITED) AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 (UNAUDITED)	F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED), FOR THE YEAR ENDED DECEMBER 31, 2012 (AUDITED), FOR THE PERIOD FROM JUNE 7, 2011(INCEPTION) TO DECEMBER 31, 2011 (AUDITED) AND FOR THE PERIOD FROM JUNE 7, 2011(INCEPTION) TO SEPTEMBER 30, 2013 (UNAUDITED)
F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-6 – F-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Royal Bakery Holdings, Inc.
Belmont, CA

We have audited the accompanying balance sheets of Royal Bakery Holdings, Inc. as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2012 and for the period from June 7, 2011 (inception) to December 31, 2011. Royal Bakery Holding’s Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royal Bakery Holdings, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and for the period from June 7, 2011 (inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss for the year ended December 31, 2012 of $85,006 and a loss of $15,054 for the period June 7, 2011 (inception) to December 31, 2011 and a cumulative loss during the development stage period June 7, 2011 (inception) to December 31, 2012 of $100,060 and there are uncertain conditions the Company faces relative to its’ ability to obtain capital generate revenues and operate profitably. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also discussed in Note 1. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.

/s/ Cowan, Gunteski & Co., P.A.
December 31, 2013
Tinton Falls, NJ

Reply to: 730 Hope Road    Tinton Falls    NJ 07724    Phone: 732.676.4100    Fax: 732.676.4101
40 Bey Lea Road, Suite A101    Toms River    NJ 08753    Phone: 732.349.6880    Fax: 732.349.1949
Member of CPAmerica International
Auditors of SEC Registrants under the PCAOB
www.CowanGunteski.com

Royal Bakery Holdings, Inc. and Subsidiary
( A Development Stage Company)
Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012	2011
	(Unaudited)

ASSETS
Current Assets
Cash	$319,065	$85,886	$86,870
Accounts Receivable - Related Party	2,284	10,000	-
Other Receivable - Related Party	30,750	-	-
Total Current Assets	352,099	95,886	86,870

Total Assets	$352,099	$95,886	$86,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Related Party	$2,255	$9,000	$-
Accounts Payable - Others	2,603	4,446	1,924
Unearned Revenues	10,000	10,000	-
Total Current Liabilities	14,858	23,446	1,924

Stockholders' Equity
Common Stock, authorized 25,000,000 shares, par value $0.0001, 14,383,000, 13,840,334 and 10,000,000 shares issued and outstanding at September 30, 2013, December 31, 2012 and 2011, respectively	1,438	1,384	1,000
Additional paid-in capital	496,262	171,116	99,000
Deficit accumulated during development stage	(160,459)	(100,060)	(15,054)
Total Stockholders' Equity	337,241	72,440	84,946

Total Liabilities and Stockholders' Equity	$352,099	$95,886	$86,870

The accompany notes are an integral part of the consolidated financial statements.

Royal Bakery Holdings, Inc. and Subsidiary
( A Development Stage Company)
Consolidated Statements of Operations

				Period From	Period From
			For the Year	June 7, 2011	June 7, 2011
	For the Nine Months Ended		Ended	(Inception) to	(Inception) to
	September 30,		December 31,	December 31,	September 30,
	2013	2012	2012	2011	2013
	(Unaudited)	(Unaudited)			(Unaudited)

Revenues, Related Parties	$12,488	$-	$-	$-	$12,488
Costs of Revenues	(12,005)	-	-	-	$(12,005)
Gross Profit	483	-	-	-	483

Operating Expenses

Legal and professional	31,425	38,208	41,321	15,039	87,785
Rents	21,000	7,200	9,600	-	30,600
General and administrative	11,325	22,037	34,110	35	45,470
Total operating expenses	63,750	67,445	85,031	15,074	163,855

Operating loss	(63,267)	(67,445)	(85,031)	(15,074)	(163,372)

Other Income	2,868	25	25	20	2,913

Net loss	$(60,399)	$(67,420)	$(85,006)	$(15,054)	$(160,459)

Net loss per share - Basic and diluted	$(0.00)	$(0.01)	$(0.01)	$(0.00)

Weighted average number of common shares outstanding	14,224,534	12,528,793	12,851,765	3,623,188

The accompany notes are an integral part of the consolidated financial statements.

Royal Bakery Holdings, Inc. and Subsidiary
( A Development Stage Company)
Consolidated Statements of Changes in Stockholders' Equity
For the Period From June 7, 2011 (Inception) to December 31, 2012
and For the Nine Months Ended September 30, 2013 (Unaudited)

				Deficit Accumulated
	Common Stock		Additional	During Development	Total Stockholders'
	Shares	Amount	Paid-in Capital	Stage	Equity

Balance as of June 7, 2011 (Inception)	-	$-	$-	$-	$-

Sale of common stock	10,000,000	1,000	99,000	-	100,000

Net loss for the period June 7, 2011 (inception) to December 31, 2011	-	-	-	(15,054)	(15,054)

Balance as of December 31, 2011	10,000,000	1,000	99,000	(15,054)	84,946

Sale of common stock	3,840,334	384	72,116	-	72,500

Net loss for the year ended December 31, 2012	-	-	-	(85,006)	(85,006)

Balance as of December 31, 2012 (audited)	13,840,334	1,384	171,116	(100,060)	72,440

Sale of common stock	542,666	54	325,146	-	325,200

Net loss for the nine months ended September 30, 2013	-	-	-	(60,399)	(60,399)

Balance as of September 30, 2013 (Unaudited)	14,383,000	1,438	496,262	(160,459)	337,241

The accompany notes are an integral part of the consolidated financial statements.

Royal Bakery Holdings, Inc. and Subsidiary
( A Development Stage Company)
Consolidated Statements of Cash Flows

				Period From	Period From
			For the Year	June 7, 2011	June 7, 2011
	For the Nine Months Ended		Ended	(Inception) to	(Inception) to
	September 30,		December 31,	December 31,	September 30,
	2013	2012	2012	2011	2013
	(Unaudited)	(Unaudited)			(Unaudited)

Cash Flow from Operating Activities
Net loss	$(60,399)	$(67,420)	$(85,006)	$(15,054)	$(160,459)
Adjustments to reconcile net loss to net cash flows from operating activities
(Increase)/Decrease in accounts receivable - related party	7,716	-	(10,000)	-	(2,284)
(Increase) in other receivable - related party	(30,750)	-	-	-	(30,750)
Increase in unearned revenue	-	-	10,000	-	10,000
Increase/(Decrease) in accounts payable and accrued expenses	(8,588)	9,480	11,522	1,924	4,858
Net cash (used in) operating activities	(92,021)	(57,940)	(73,484)	(13,130)	(178,635)

Cash Flow from Investment Activities	-	-	-	-	-

Cash Flow from Financing Activities
Proceeds from issuance of common stock	325,200	55,300	72,500	100,000	497,700
Net cash provided by financing activities	325,200	55,300	72,500	100,000	497,700

Net increase/(decrease) in cash	233,179	(2,640)	(984)	86,870	319,065

Cash, at beginning of period	85,886	86,870	86,870	-	-
Cash, at end of period	$319,065	$84,230	$85,886	$86,870	$319,065

Supplemental cash flow information
Interest paid	$-	$-	$-	$-	$-
Income Taxes paid	$-	$-	$-	$-	$-

The accompany notes are an integral part of the consolidated financial statements.

Royal Bakery Holdings, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements
As of September 30, 2013 (Unaudited) and December 31, 2012 and 2011 (Audited)

1. Nature of Operations and Going Concern

Royal Bakery Holdings, Inc. (“Royal Bakery”) was incorporated in the State of Delaware on June 7, 2011. Royal Bakery is currently located in Belmont, California, is a holding company with its core business as a bakery and bistro franchisor.

Royal Bakery Holdings, Inc. has a wholly-owned subsidiary, Royal Bakery Sourcing and Trading Corp. (“RBSTC”), which was incorporated on August 20, 2013 under the laws of the State of California. RBSTC is an operating arm to purchase the bakery and bistro products from suppliers and resell the bakery and bistro products to the food retailers. Currently, the principal supplier is Majestic Production, the operator of Royal Bakery’s acting central kitchen and which is 100% owned by Egg Tart Café United Holdings, LLC with whom Royal Bakery has a franchise agreement.

Going Concern

As indicated in the accompanying financial statements, the Company is a development stage company which had net losses of $85,006 and $15,054 during the year ended December 31, 2012 and the period from June 7, 2011 (inception) to December 31, 2011, respectively and a deficit accumulated during the development stage of $100,060 at December 31, 2012 and $160,459 at September 30, 2013. Management’s plans include the raising of capital through the equity markets to fund future operations and the generating of revenue through its franchise business. Failure to raise adequate capital and generate adequate sales revenues could result in the Company having to curtail or cease operations.

Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate adequate revenues, there can be no assurances that the revenues will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared by in accordance with accounting principles general accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates.

Principles of Consolidation

The books and records of the parent company Royal Bakery Holdings, Inc. have been consolidated with the records of the wholly-owned subsidiary, Royal Bakery Sourcing and Trading Corp. as of September 30, 2013. The December 31, 2012 and December 31, 2011 financial statements include only the transactions for Royal Bakery Holdings, Inc. Royal Bakery Sourcing and Trading Corp. was incorporated in August 2013. All of the inter-company transactions have been eliminated.

Variable Interest Entities

The Company applies the guidance in ASC 810 relating to the accounting for variable interest entities (“VIE”). The enterprise that consolidates the VIE (the primary beneficiary) is defined as the enterprise with (1) the power to direct activities of the VIE that most significantly affect the VIE’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. The Company does not possess any ownership interests in its franchise entity or other entities. The franchise agreement is designed to provide the franchisee with key decision-making ability to enable it to oversee its operations and to have a significant impact on the success of the franchise, while the Company’s decision-making rights are related to protecting its brand and are thus protection rights. On an ongoing basis, the Company evaluates its business relationships with its franchisee, suppliers, and other entities to identify potential variable interest entities. The Company has concluded that consolidation of any such entities is not appropriate for the periods presented.

Development Stage Enterprise

The Company is a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915 “Development Stage Entities”. Since June 7, 2011, the Company has been devoting substantially all of its efforts to establishing a bakery and bistro franchisor. As such, the Company has not generated sufficient revenues from its operations and has no assurance of future revenues. All losses accumulated since June 7, 2011 has been considered as part of the Company’s development stage activities.

Royal Bakery Holdings, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements
As of September 30, 2013 (Unaudited) and December 31, 2012 and 2011 (Audited) (Continued)

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable consist primarily of amounts due for franchise royalties and wholesale food, which are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts. The Company evaluates the trends in franchisee’ payment patterns, including review of specific delinquent accounts, changes in business conditions and external communications available about franchisee to estimate the level of allowance that is needed to address potential losses that the Company may incur due to the franchisee’s inability to pay. Accounts are considered delinquent or past due, if they have not been paid within the terms provided on the invoice. Delinquent account balances are written off after management has determined that the likelihood of collection is not probable.

The Company did not record any allowance for doubtful accounts as of December 31, 2012, since the receivable at year-end was collected in the subsequent period. The Company recorded no allowance for doubtful accounts as of December 31, 2011 as there was no revenue generated during the first year.

The Company did not record any allowance for doubtful accounts as of September 30, 2013, since the receivable at period-end was collected in the subsequent period. The other receivable of $30,750 is expected to be collected in January 2014.

Franchise and License Operations

The Company executes franchise or license agreements for each unit operated by other parties which set out the terms of our arrangement with the franchisee or licensee. The franchise and license agreements typically require the franchisee or licensee to pay an initial, non-refundable fee and continuing fees based upon a percentage of sales. Subject to the Company’s approval and franchisee’s payment of a renewal fee, a franchisee may generally renew the franchise agreement upon its expiration.

Revenue Recognition

Income from the franchisees includes initial fees, continuing fees and renewal fees. The Company recognizes initial fees received from a franchisee as revenue when the Company has performed substantially all initial services required by the franchise agreement, which is generally upon the opening of a restaurant. The Company recognizes continuing fees based upon a percentage of franchisee sales. The Company recognizes renewal fees when a renewal agreement with a franchisee becomes effective. Revenues from product sales are recognized when the food and beverage products are sold.

Fair Value of Financial Instruments

All financial instruments are carried at amounts that approximate estimated fair value because of the relatively short maturity of the instruments.

Royal Bakery Holdings, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements
As of September 30, 2013 (Unaudited) and December 31, 2012 and 2011 (Audited) (Continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with the “Accounting for Income Taxes” Topic of the FASB ASC 740. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At September 30, 2013, December 31, 2012 and 2011, the Company had no recognized tax benefits.

The Company’s policy is to recognize both interest and penalties related to unrecognized tax benefits in interest expense and operating expenses, respectively. The Company has not recorded any interest and penalties since its inception.

Net Loss Per Share

Net loss per share includes no dilution and is computed on the basis of the weighted−average number of common shares outstanding during the period.

Unaudited interim financial information

The accompanying interim consolidated financial statements and the results of operation for the nine months ended September 30, 2013 and 2012, are unaudited. The unaudited interim financial information has been prepared on the same basis as the annual financial statements and in the opinion of management reflects all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and cash flows of the Company for the nine months ended September 30, 2013 and 2012, and the financial position of the Company as of September 30, 2013. The financial data and the other financial information disclosed in these notes to the consolidated financial statements related to the nine month periods are unaudited. The results for the nine months period ended September 30, 2013 are not necessarily indicative of the results to be expected for the year ended December 31, 2013 or any other future year or interim period.

New Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3. Income Taxes

There was no net current or deferred income tax provision for the nine months ended September 30, 2013 or for the year ended December 31, 2012 and for the period from June 7, 2011 (inception) to December 13, 2011.

The Company’s deferred tax assets and liabilities as of September 30, 2013. December 31, 2012, and 2011 consist of the following:

	September 30, 2013	December 31, 2012	December 31, 2011
Deferred income tax assets:
Net operating loss carryforward	$64,183	$40,024	$6,023
Valuation allowance	(64,183)	(40,024)	(6,023)
Deferred income tax assets	$-	$-	$-

Royal Bakery Holdings, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements
As of September 30, 2013 (Unaudited) and December 31, 2012 and 2011 (Audited) (Continued)

3. Income Taxes (continued)

As of September 30, 2013, December 31, 2012 and 2011, the Company had a net operating loss carryforward of $160,459, $100,060 and $15,054, respectively, which is available to offset future taxable income through 2032. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

A reconciliation of the Statutory Federal tax rate to the Effective tax rate is as follows:

	September 30, 2013	December 31, 2012	December 31, 2011
Statutory Federal tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes (net of Federal benefit)	(6.0)%	(6.0)%	(6.0)%
Effect of valuation allowance	40%	40%	40%
Effective tax rate	-%	-%	-%

Management feels that the Company does not have any tax positions that will result in a material impact on the Company’s financial statements because of the adoption of ASC 740.  However, management’s conclusion may be subject to adjustment at a later date based on factors including additional implementation guidance from the Financial Accounting Standards Board and ongoing analyses of tax laws, regulations and related interpretations.

The Company and its subsidiaries file U.S. federal and state income tax returns. There are no on-going examinations of income tax returns filed by the Company. U.S. federal income tax returns ending after 2012 are subject to examination by the Internal Revenue Service. State income tax returns for tax years ending after 2012 are subject to examination by related state tax authorities.

4. Commitments

During the year ended December 31, 2012, the Company leased an office at Sunnyvale, California, at a monthly rental rate of $800 for total of $9,600. The lease expired on December 31,2012. During the period ended December 31, 2011, the Company did not lease office space.

The lease was expired on December 31, 2012. The Company currently leases another office at Belmont, CA commencing April 1, 2013 at a monthly rental rate of $3,500 on a month-to-month basis.

5. Loss per Common Share

Basic earnings (loss) per common share excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the Company has only incurred losses, basic and diluted loss per share is the same. Furthermore, as of December 31, 2012 and 2011, and September 30, 2013 and 2012, there were no diluted shares outstanding.

	For the year ended December 31,	Period from June 7, 2011 (inception) to December 31,
	2012	2011
Numerator:
Net loss	$(85,006)	$(15,054)
Denominator:
Weighted average common shares	12,851,765	3,623,188
Net loss attributable to the Company common stockholders per share—basic	$(0.01)	$(0.00)

Royal Bakery Holdings, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements
As of September 30, 2013 (Unaudited) and December 31, 2012 and 2011 (Audited) (Continued)

5. Loss per Common Share (continued)

	September 30, 2013	September 30, 2012
	(Unaudited)	(Unaudited)
Numerator:
Net loss	$(60,399)	$(67,420)
Denominator:
Weighted average common shares	14,224,534	12,528,793
Net loss attributable to the Company common stockholders per share—basic	$(0.00)	$(0.01)

6. Shareholders’ Equity

Common Stock

On June 7, 2011, the Company authorized 25,000,000 shares of common stock at par value of $0.0001. The holders of common stock are entitled to one vote per share.

During the period ended December 31, 2011, the Company sold 10,000,000 shares at $0.01 per share, for total cash proceeds of $100,000. Of this amount, 3,350,000 shares were sold to the Company’s directors, and the remaining 6,650,000 shares were sold to other shareholders that were non-affiliated investors.

During the year ended December 31, 2012, the Company sold 2,916,667 shares at $0.012 per share, 775,000 shares at $0.02 per share, 120,000 shares at $0.04 per share, 28,667 shares at $0.60 per share, for total cash proceeds of $72,500. Of these 3,840,334 shares, 1,252,083 shares were sold to the Company’s directors, and the remaining 2,588,251 shares were sold to non-affiliated investors.

During the nine months ended September 30, 2013, the Company sold 542,666 shares at $0.60 per share, for total cash proceeds of $325,200. These 542,666 shares were sold to the shareholders that were non-affiliated investors.

7. Concentrations

The Company has one sub-franchisor Egg Tart Café (“Egg Tart Cafe”) accounting for 100% of the deferred revenue for the year ended December 31, 2012 and has this sub-franchisor accounting for 100% of accounts receivable as of December 31, 2012. The Company collected the payment in full from this franchisee in January 2013.  This sub-franchisor is a related party of the Company (see Note 8).

The Company purchased 100% of food products from a food production wholesaler, Majestic Productions, for the nine months ended September 30, 2013. Majestic Productions is a related party of the Company (see Note 8).

The Company sold $12,488 to a food truck, Aw2gether DBA Hongry Kong wholesaler (“Aw2gether”), accounting for 100% of the food revenue for the nine months ended September 30, 2013 and has Hongry Kong accounting for 100% of accounts receivable as of September 30, 2013. The Company collected the payment in full from Hongry Kong in October 2013. Hongry Kong indirectly is a related party of the Company (see Note 8).

Royal Bakery Holdings, Inc. and Subsidiary
(A Development Stage Company)
Notes to Consolidated Financial Statements
As of September 30, 2013 (Unaudited) and December 31, 2012 and 2011 (Audited) (Continued)

8. Related Party Transactions

The Company has billed one franchisee (“Egg Tart Cafe”) for $10,000 for the franchise revenue for the year ended December 31, 2012 and has a receivable of $10,000 from this franchisee as of December 31, 2012. The Company paid certain franchise professional fee of $30,750 on behalf of Egg Tart Cafe during the nine months ended September 30, 2013 and has $30,750 receivable from Egg Tart Cafe as of September 30, 2013.  Egg Tart Cafe owns an 18 percent interest in  the Company’s outstanding common shares.

The Company purchased $12,005 food products from a food production wholesaler (“Majestic Production”) which is majority-owned by Egg Tart Cafe above, for the nine months ended September 30, 2013. The Company has a trade payable of $2,255 from this Majestic Production as of September 30, 2013. Also, the Company sub-leases the office from Majestic Production from April 1, 2013 at a monthly rental rate of $3,500 per month on a month to month basis and paid $21,000 to Majestic Production during the nine months ended September 30, 2013.

The Company has sales of $12,488 and a receivable of $2,284 for Aw2gether LLC, which is majority-owned by Nikki Ma, for the nine months ended September 30, 2013 and as of September 30, 2013.  The Company engaged another entity (“Eunik Investment”) that is majority-owned by Nikki Ma to provide consultant services of $30,000 during the year ended December 31, 2012 and had a payable of $9,000 to this entity as of December 31, 2012.  The Company did not engage Eunik Investment for consultant services during the nine months ended September 30, 2013 and has no payable to Eunik Investment as of September 30, 2013.

9. Franchise Agreement with Egg Tart Café

The Company has a franchise agreement with Egg Tart Café United Holdings, LLC (“Egg Tart Café”), a shareholder of Royal Bakery that has an 18% interest in the Company and is classified as a related party, for the development of Hong Kong style cafes named OVO Café. The agreement is for 10 years and renewable by Egg Tart Café. The agreement, which was dated October 3, 2012, called for a non-refundable sub-franchise fee of $50,000 to be paid to the Company upon signing the sub-franchise agreement. All initial expenditures to begin operations are responsibility of Egg Tart Café.

Prior to opening, the Company will provide Egg Tart Café a defined territory, training for up to 15 hours, a loaned copy of the Company’s Confidential Policy Manual, and samples of advertising and marketing materials.

The agreement was amended to indicate that, due to delays in the OVO café rollout, the sub-franchise fee will be consist of $10,000 due upon signing the agreement and remainder as Egg Tart Café signs up additional sub-franchisees to open OVO cafés. In September 2013, this agreement was further amended to indicate that upon payment of the $10,000 made in January 2013, Egg Tart Café will pay the greater of $10,000 or $10,000 per franchisees established by Egg Tart by the end of each year, until the remaining $40,000 sub-franchise fee is paid off.

The Company has deferred recognition of the $10,000 paid by Egg Tart as the Company has not performed all of the required pre-opening services, which is expected to be completed upon the opening of the first OVO café by Egg Tart Café.

10. Subsequent Events

The Company evaluated subsequent events, which are events or transactions that accrued after September 30, 2013 through the issuance of the accompanying financial statements.

PROSPECTUS

ROYAL BAKERY HOLDINGS, INC.

1,366,333 Shares of Common Stock

[[♦] [♦], 2013]

Until  [[♦], 2013] (the 90th day after the date of this Prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the offered securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the Shares offered in this offering. All of the amounts shown are estimated except for the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee	$300
Legal fees and expenses	$40,000
Accounting fees and expenses	$35,000
Miscellaneous expenses	$5,000
Total	$80,300

Item 14. Indemnification of Directors and Officers.

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of Royal Bakery or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities

Since its inception, the Company has issued the following shares for the following consideration.  the Shares mentioned below were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, including Rule 506 of Regulation D. These transactions qualified for exemption from registration because among other things, the transactions did not involve a public offering, each investor was an accredited investor, each investor had access to information about our Company and their investment, each investor took the securities for investment and not resale, there was no general solicitation or advertising in connection with the placement and we took appropriate measures to restrict the transfer of the securities.

Shareholders	Shares Owned	Stock Certificate Issuance Date	Investment Amount
Yam Ming Chong (John)	2,583,333	October 21, 2011	$27,000
Yue Kwan Chong (Jerry)	2,683,333	October 20, 2011	$29,000
Winnie Sze Wing Cheung	2,260,417	October 25, 2011	$23,625
Tommy Yu Yan Cheung	2,066,667	October 24, 2011	$21,600
Egg Tart Café	2,583,333	November 16, 2011	$27,000
Connie Suet Tan Wong	322,917	October 27, 2011	$3,375
Tai Ka Yum	258,333	October 25, 2011	$2,700
George Ma	129,167	November 2, 2011	$1,350
Jessica Chong Ho Ching	129,167	November 4, 2011	$1,350
Eunik Investment	275,000	February 17, 2012	$5,500
Regina Kit Lan Lee	100,000	May 7, 2012	$2,000
Kin Kwan Hui	90,000	May 29, 2012	$2,600
Chum Ming Chu	50,000	June 8, 2012	$1,000
Chuen Sun Leung	50,000	May 29, 2012	$1,000
Chi Ming Ng	56,000	May 30, 2012	$4,600
Fuk Keung Lee	72,000	May 29, 2012	$2,600
Yum Leung Chong	50,000	June 5, 2012	$12,600
Suk Lai Yeung	20,000	July 30, 2012	$800
Chi Chung Tang	20,000	July 19, 2012	$800
Wai Pan Wong	20,000	July 13, 2012	$800
Yuk Chun Wong	20,000	July 23, 2012	$800
Hak Man Lam	10,000	February 4, 2013	$6,000
Wai Yin So	10,000	February 4, 2013	$6,000
Chun Wah Leung	2,000	February 4, 2013	$1,200
Man Yuen Gary Lai	12,000	February 4, 2013	$7,200
Yuk Lin Ho	12,000	February 4, 2013	$7,200
Lai Yung Yau	2,000	February 1, 2013	$1,200
Chin Pang Hui	4,000	February 1, 2013	$2,400
Wai Oi Kwong	4,000	April 16, 2013	$2,400
Wai Hung Chu	80,000	February 12, 2013	$48,000
Man Ho Gavin Lai	42,000	February 4, 2013	$25,200
Tuen Chung Wong	10,000	January 2, 2013	$6,000
Cheung Yue Tsang	4,000	February 4, 2013	$2,400
Wing Kwong Chiu	20,000	March 6, 2013	$12,000
Fong Lai Wong	4,000	December 31, 2012	$2,400
Bik Chun Chiu	10,000	February 1, 2013	$6,000
Mau Wong Chan	4,000	January 2, 2013	$2,400
Chi Yung Fung	2,000	January 2, 2013	$1,200

Ka Wai Wan	2,000	January 2, 2013	$1,200
Kin Pong Tang	2,000	December 31, 2012	$1,200
Pui Ling Chow	2,000	December 31, 2012	$1,200
Yuan Hui Fan	2,000	March 5, 2013	$1,200
Wei Zhang	16,667	December 20, 2012	$10,000
Hui Juan Zhuang	2,000	January 4, 2013	$1,200
Tokuaki Dennis Wu	10,000	April 3, 2013	$6,000
Ngai Chau	2,000	May 3, 2013	$1,200
Fong Yin Chan	6,000	February 25, 2013	$3,600
Hoi Ching Chan	4,000	April 30, 2013	$2,400
Kam Fai Tang	6,000	March 27, 2013	$3,600
Siu Sing Tam	4,000	March 6, 2013	$2,400
Ip Chun Ho	6,000	March 26, 2013	$3,600
Tsan Man Siu	10,000	April 30, 2013	$6,000
Lun Woo	6,000	March 28, 2013	$3,600
Chu Woo	6,000	April 3, 2013	$3,600
Sui Chi Cheung	83,333	May 2, 2013	$50,000
Shu Wing Cheung	83,333	May 2, 2013	$50,000
Shu Ming Quinn Wong	4,000	April 9, 2013	$2,400
Lai Fun Li	10,000	April 9, 2013	$6,000
Cheung Pak Chi Cecilia	20,000	May 2, 2013	$12,000
Tai, Ka Lap	2,000	May 28, 2013	$1,200
Zhou, Zhi Zhong	2,000	April 23, 2013	$1,200
Wang, Qian	2,000	April 11, 2013	$1,200
Rao, Yuchen	2,000	April 12, 2013	$1,200
Wu, Chi Man	6,000	June 24, 2013	$3,600
Kan, Kah Yee Joni	10,000	May 28, 2013	$6,000

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-K.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Legal Opinion of Sanders Ortoli Vaughn-Flam Rosenstadt*
9.1	Agreement Among the Shareholders of Royal Bakery Holdings, Inc., dated October 18, 2011
9.2	Amendment to Agreement Among the Shareholders of Royal Bakery Holdings, Inc., dated June 5, 2013
10.1	Sub-Franchisor Agreement with Egg Tart Café United LLC, dated October 3, 2012
10.2	Amendment to Sub-Franchisor Agreement with Egg Tart Café United LLC, dated July 10, 2013
10.3	Amendment to Sub-Franchisor Agreement with Egg Tart Café United LLC, dated September 2013
10.4	Lease with Majestic Productions, dated January 1, 2013
10.5	Purchase agreement with Majestic Production dated September 1, 2013
21	Subsidiary of the Company
23.1*	Consent of Cowan, Gunteski & Co., P.A.
23.2	Consent of Sanders Ortoli Vaughn-Flam Rosenstadt LLP
24	Power of Attorney (included on signature page of this Registration Statement)

*  Draft opinion. Executed version to be filed at a later date.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Not applicable.

(ii)
Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(v)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Belmont, State of California, on December 31, 2013.

ROYAL BAKERY HOLDINGS, INC.

Dated: December 31, 2013	By:	/s/ Tommy Cheung
	Name:	Tommy Cheung
	Title:	Chairman & CEO

Dated: December 31, 2013	By:	/s/ Nikki Ma
	Name	Nikki Ma
	Title:	Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints each of Tommy Cheung and Nikki Ma as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Tommy Cheung	By:	/s/ Nikki Ma
Name:	Tommy Cheung	Name:	Nikki Ma
Title:	Director	Title:	Director
Date:	December 31, 2013	Date:	December 31, 2013

By:	/s/ Winnie Cheung
Name:	Winnie Cheung
Title:	Director
Date:	December 31, 2013